EXHIBIT 99.1
KBR Appoints Nchacha E. Etta to Board of Directors

HOUSTON, August 12, 2024 – KBR (NYSE: KBR) announced today the appointment of Nchacha E. Etta to its Board of Directors effective August 12, 2024.

Nchacha E. Etta is executive vice president and chief financial officer of Omnicell, Inc., a multinational healthcare technology company. His breadth of finance and accounting experience stems from leading and working in global finance organizations across the healthcare and consumer products industries for more than 20 years. Prior to joining Omnicell, Mr. Etta served as senior vice president and chief financial officer for Essilor of America, Inc., a subsidiary of EssilorLuxottica SA. Before that role, Mr. Etta served as the worldwide vice president and chief financial officer of Johnson & Johnson Vision from 2015 to 2019, and for the previous nine years, he held various senior finance roles at The Coca-Cola Company. Earlier in his career, Mr. Etta worked at Microsoft Corporation, Eli Lilly & Company, The Carlyle Group, and Orano Cycle. Mr. Etta holds a Bachelor of Science degree in Accounting from George Mason University, and a Master of Business Administration degree in Finance from Howard University.

“I am very pleased to welcome Nchacha to KBR’s Board of Directors,” said General Lester Lyles, USAF (Ret.), Chairman of KBR’s board. “His breadth of experience at respected multinational corporations will bring a unique and valuable perspective as KBR continues to deliver critical solutions for customers around the globe.”

Mr. Etta has been appointed to serve on the Audit and the Sustainability & Corporate Responsibility Committees of the KBR Board of Directors.

About KBR

We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 36,000 people worldwide with customers in more than 80 countries and operations in over 30 countries.

KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks, uncertainties and assumptions, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks, uncertainties and assumptions include, but are not limited to, those set forth in the company’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks and other U.S. Securities and Exchange Commission filings, which discuss some of the important risks, uncertainties and assumptions that the company has identified that may affect its business, results of operations and financial condition. Due to such risks, uncertainties and assumptions, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Jamie DuBray
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications and Marketing
713-753-3800
MediaRelations@kbr.com